Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-185945 and 333-189001 on Form S-8 of our report dated February 20, 2014, relating to the consolidated financial statements and financial statement schedules of Altisource Residential Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedules and includes an explanatory paragraph related to the significant related party transactions with Altisource Asset Management Corporation, Altisource Portfolio Solution S.A., and Ocwen Financial Corporation), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

February 20, 2014